Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

•	Total revenues of $1.8 billion, up 1%
•	Adjusted diluted earnings per share of $1.00
•	Reported diluted earnings per share of $0.86

MADISON, N.J., April 20, 2011—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2011, adjusted income from continuing operations was $164 million, or $1.00 per diluted share, compared to $182 million, or $0.99 per diluted share in 2010.

For the first quarter of 2011, income from continuing operations was reduced by $0.07 per share associated with the estimated impact of severe weather, $0.05 per share associated with workforce reductions, and $0.02 per share in costs associated with the Athena Diagnostics and Celera transactions. Including these items, reported income from continuing operations was $141 million, or $0.86 per diluted share.

For the first quarter of 2010, income from continuing operations was reduced by $0.06 per share associated with restructuring charges and $0.05 per share associated with the estimated impact of severe weather. Including these items, reported income from continuing operations was $163 million or $0.89 per diluted share.

First quarter 2011 revenues grew approximately 1% to $1.8 billion. Clinical testing revenues increased 0.3% from the prior year. Clinical testing volume, measured by the number of requisitions, increased 2% above the prior year level. Revenue per requisition was 1.7% below the prior year. The impact of severe weather in the quarter is estimated to have reduced revenues and volume by 1.4%.

Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer, said: “This was an important quarter for Quest Diagnostics. We completed our acquisition of Athena Diagnostics, and established the leading position in the neurology diagnostics market. We also announced our proposed acquisition of Celera to further strengthen our leadership position in cardiovascular testing as well as molecular diagnostics products and discovery. These transactions position us well for the future.

“During the first quarter, we repurchased $835 million of our shares to immediately enhance shareholder value. Testing volume continued to improve, and we increased revenues. Our earnings were down, and we took actions to reduce our cost structure accordingly.”

For the first quarter of 2011, adjusted operating income was $301 million, or 16.3% of revenues, compared to $330 million, or 18.1% of revenues in 2010. Including the impact of severe weather, costs for workforce reductions and transaction costs, reported operating income was $267 million, or 14.7% of revenues, for the first quarter of 2011. Including the impact of severe weather and costs for workforce reductions, reported operating income was $299 million, or 16.5% of revenues, for the first quarter of 2010.

Cash flow from operations was $161 million for the first quarter of 2011, compared to $239 million for the first quarter of 2010. During the quarter, the company made capital expenditures of $39 million.

Outlook for 2011
For the full-year 2011, the company now expects results from continuing operations, before future special items, as follows:

•	Revenue to grow approximately 2%, reflecting a 1% increase from the impact of the Athena acquisition;
•	Earnings per diluted share to remain between $4.25 and $4.45 on an adjusted basis and be between $4.11 and $4.31 on a reported basis;
•	Operating income as a percentage of revenues between 17.5% and 18.0% on an adjusted basis and between 17.0% and 17.5% on a reported basis;
•	Cash from operations of approximately $1.1 billion; and
•	Capital expenditures to approximate $220 million.

The outlook on an adjusted basis excludes the first quarter impact of severe weather, workforce reductions and costs associated with the Athena Diagnostics and Celera transactions.

Quest Diagnostics will hold its first quarter conference call on April 20, 2011 at 8:30 a.m. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations Internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone in the U.S. at 866-350-3614 for domestic callers, or 203-369-0039 for international callers. No access code will be required. Telephone replays will be available until midnight Eastern Time on May 20, 2011.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2010 Annual Report on Form 10-K and other items throughout the Form 10-K and the company’s 2010 Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

Note on Non-GAAP Financial Measures
As used in this press release, the term adjusted refers to the operating performance measures that exclude the estimated impact of severe weather, charges associated with workforce reductions, and costs associated with the Athena Diagnostics and Celera transactions. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

# # #

TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2010

(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended March 31,

	2011	2010

Net revenues	$1,821.6	$1,805.5

Operating costs and expenses:
Cost of services	1,097.0	1,066.4
Selling, general and administrative	447.9	430.7
Amortization of intangible assets	9.8	9.4
Other operating (income) expense, net	(0.1)	0.4

Total operating costs and expenses	1,554.6	1,506.9

Operating income	267.0	298.6

Other income (expense):
Interest expense, net	(37.9)	(36.0)
Equity earnings in unconsolidated joint ventures	7.7	8.0
Other income, net	2.2	6.0

Total non-operating expenses, net	(28.0)	(22.0)

Income from continuing operations before taxes	239.0	276.6
Income tax expense	90.6	105.4

Income from continuing operations	148.4	171.2
Loss from discontinued operations, net of taxes	(0.4)	(0.1)

Net income	148.0	171.1
Less: Net income attributable to noncontrolling interests	7.2	8.7

Net income attributable to Quest Diagnostics	$140.8	$162.4

Amounts attributable to Quest Diagnostics’ stockholders:
Income from continuing operations	$141.2	$162.5
Loss from discontinued operations, net of taxes	(0.4)	(0.1)

Net income	$140.8	$162.4

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.87	$0.90
Loss from discontinued operations	—	—

Net income	$0.87	$0.90

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$0.86	$0.89
Loss from discontinued operations	—	—

Net income	$0.86	$0.89

Weighted average common shares outstanding:
Basic	161.5	180.2
Diluted	163.2	182.4

Operating income as a percentage of net revenues	14.7%	16.5%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(in millions, except per share data)

	March 31, 2011	December 31, 2010

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$994.2	$449.3
Accounts receivable, net	940.4	845.3
Inventories	71.7	76.6
Deferred income taxes	140.9	142.5
Prepaid expenses and other current assets	111.4	91.7

Total current assets	2,258.6	1,605.4
Property, plant and equipment, net	821.5	834.4
Goodwill	5,118.9	5,101.9
Intangible assets, net	795.4	796.4
Other assets	189.0	189.5

Total assets	$9,183.4	$8,527.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$901.4	$865.3
Current portion of long-term debt	629.2	349.0

Total current liabilities	1,530.6	1,214.3
Long-term debt	3,594.6	2,641.2
Other liabilities	625.6	618.1
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both March 31, 2011 and December 31, 2010; 214.6 shares and 214.2 shares issued at March 31, 2011 and December 31, 2010, respectively	2.1	2.1
Additional paid-in capital	2,305.8	2,311.4
Retained earnings	3,992.4	3,867.4
Accumulated other comprehensive income	32.3	10.6
Treasury stock, at cost; 57.5 shares and 43.5 shares at March 31, 2011 and December 31, 2010, respectively	(2,923.4)	(2,158.1)

Total Quest Diagnostics stockholders’ equity	3,409.2	4,033.4
Noncontrolling interests	23.4	20.6

Total stockholders’ equity	3,432.6	4,054.0

Total liabilities and stockholders’ equity	$9,183.4	$8,527.6

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2011 and 2010
(in millions)
(unaudited)

	Three Months Ended March 31,

	2011	2010

Cash flows from operating activities:
Net income	$148.0	$171.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.4	63.3
Provision for doubtful accounts	77.4	76.3
Deferred income tax provision	2.6	3.6
Stock compensation expense	18.9	11.1
Excess tax benefits from stock-based compensation arrangements	(4.7)	0.5
Other, net	3.5	8.7
Changes in operating assets and liabilities:
Accounts receivable	(171.3)	(115.3)
Accounts payable and accrued expenses	(47.1)	(81.9)
Income taxes payable	78.7	98.4
Other assets and liabilities, net	(8.8)	3.4

Net cash provided by operating activities	160.6	239.2

Cash flows from investing activities:
Capital expenditures	(39.0)	(39.8)
Increase in investments and other assets	(1.8)	(2.8)

Net cash used in investing activities	(40.8)	(42.6)

Cash flows from financing activities:
Proceeds from borrowings	1,818.3	—
Repayments of debt	(576.9)	(0.7)
Purchases of treasury stock	(835.0)	(250.7)
Exercise of stock options	53.8	19.7
Excess tax benefits from stock-based compensation arrangements	4.7	(0.5)
Dividends paid	(17.1)	(18.4)
Distributions to noncontrolling interests	(5.3)	(5.5)
Other financing activities, net	(17.4)	(11.6)

Net cash provided by (used in) financing activities	425.1	(267.7)

Net change in cash and cash equivalents	544.9	(71.1)

Cash and cash equivalents, beginning of period	449.3	534.3

Cash and cash equivalents, end of period	$994.2	$463.2

Cash paid during the period for:
Interest	$55.0	$35.3
Income taxes	$10.6	$6.8

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,

	2011	2010

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$141.2	$162.5
Loss from discontinued operations	(0.4)	(0.1)

Net income available to common stockholders	$140.8	$162.4

Income from continuing operations	$141.2	$162.5
Less: Earnings allocated to participating securities	0.6	0.7

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$140.6	$161.8

Weighted average common shares outstanding - basic	161.5	180.2

Effect of dilutive securities:
Stock options and performance share units	1.7	2.2

Weighted average common shares outstanding - diluted	163.2	182.4

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.87	$0.90
Loss from discontinued operations	—	—

Net income	$0.87	$0.90

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$0.86	$0.89
Loss from discontinued operations	—	—

Net income	$0.86	$0.89

2)

Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations, and diluted earnings per common share represent the Company’s results before the estimated impact of severe weather, restructuring charges, and transaction costs related to the acquisition of Athena Diagnostics and the pending acquisition of Celera Corporation. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States of America when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three months ended March 31, 2011 (dollars in millions, except for earnings per share)

	As Reported	Severe Weather (a)	Restructuring Charges (b)	Transaction Costs (c)	As Adjusted

Operating income	$ 267.0	$ 18.5	$ 13.3	$ 2.3	$ 301.1
Operating income as a % of net revenues	14.7%	0.8%	0.7%	0.1%	16.3%
Income from continuing operations (d)	141.2	11.3	8.1	3.8	164.4
Diluted earnings per common share	0.86	0.07	0.05	0.02	1.00

(a)	Represents an estimate of the impact of severe weather.

(b)

Results for the three months ended March 31, 2011 include $13.3 million of pre-tax restructuring charges, or $0.05 per diluted share, principally associated with workforce reductions. Of these costs, $9.0 million and $4.3 million were included in cost of services and selling, general and administrative expenses, respectively.

(c)

Results for the three months ended March 31, 2011 include $4.7 million of pre-tax transaction costs, or $0.02 per diluted share, associated with the acquisition of Athena Diagnostics and the pending acquisition of Celera Corporation. Of these costs, $2.3 million, primarily related to professional and filing fees, was recorded in selling, general, and administrative expenses and $2.4 million of financing related costs were recorded in interest expense, net.

(d)

For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $7.2 million and $5.2 million, respectively, was calculated using a combined federal and state rate of 39%. Income tax expense of $0.9 million associated with transaction costs was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded.

	Three months ended March 31, 2010 (dollars in millions, except for earnings per share)

	As Reported	Severe Weather (e)	Restructuring Charges (f)	As Adjusted

Operating income	$ 298.6	$ 14.1	$ 17.3	$ 330.0
Operating income as a % of net revenues	16.5%	0.6%	1.0%	18.1%
Income from continuing operations (g)	162.5	8.6	10.6	181.7
Diluted earnings per common share (h)	0.89	0.05	0.06	0.99

	(e)	Represents an estimate of the impact of severe weather.

(f)

Results for the three months ended March 31, 2010 include $17.3 million of pre-tax restructuring charges, or $0.06 per diluted share, principally associated with workforce reductions. Of these costs, $4.5 million and $12.8 million were included in cost of services and selling, general and administrative expenses, respectively.

	(g)	Income tax expense of $5.5 million and $6.7 million was calculated using a combined federal and state rate of 39% for the tax impacts of severe weather and restructuring charges, respectively.

	(h)	Does not foot across due to rounding.

3)

The following table summarizes the impact to the year over year comparisons for the estimated impact of severe weather, restructuring charges, and transaction costs on certain reported results for the three months ended March 31, 2011 and 2010 (in millions, except for earnings per share).

	Severe Weather			Restructuring Charges			Transaction Costs

	2011	2010	Better (Worse)	2011	2010	Better (Worse)	2011	2010	Better (Worse)

Net revenues	$ 25.7	$ 19.4	$ (6.3)	$ —	$ —	$ —	$ —	$ —	$ —
Operating income	18.5	14.1	(4.4)	13.3	17.3	4.0	2.3	—	(2.3)
Net income	11.3	8.6	(2.7)	8.1	10.6	2.5	3.8	—	(3.8)
Diluted earnings per common share	0.07	0.05	(0.02)	0.05	0.06	0.01	0.02	—	(0.02)

4)

Other income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and non-operating assets. For the three months ended March 31, 2010, other income, net includes a gain on an investment of $4.0 million.

5)

In January 2011, our Board of Directors authorized $750 million of additional share repurchases, bringing the total available under share repurchase authorizations at that date to $1 billion. For the three months ended March 31, 2011, the Company repurchased 15.4 million shares of its common stock at a price of $54.30 per share for $835 million from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc. As of March 31, 2011, the Company had $165 million remaining under share repurchase authorizations. For the three months ended March 31, 2011, the Company reissued 1.4 million shares for employee benefit plans.

6)

The outlook for adjusted diluted earnings per common share and adjusted operating income as a percentage of net revenues represent management’s estimates of diluted earnings per common share and operating income as a percentage of net revenues for the full year 2011 before the estimated impact of severe weather, restructuring charges, and transaction costs related to the acquisition of Athena Diagnostics and the pending acquisition of Celera Corporation. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share and operating income as a percentage of net revenues. Adjusted diluted earnings per common share and adjusted operating income as a percentage of net revenues are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amounts determined under accounting principles generally accepted in the United States.

The following table reconciles our 2011 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the first quarter impact of severe weather, restructuring charges, and costs associated with the Athena and Celera tranactions.

	Outlook for 2011 Before Future Special Items

	As Reported	Severe Weather (a)	Restructuring Charges (b)	Transaction Costs (c)	As Adjusted

Operating income as a % of net revenues	17.0%- 17.5%	0.3%	0.2%	—%	17.5%- 18.0%

Diluted earnings per common share	$4.11- $4.31	$ 0.07	$ 0.05	$ 0.02	$4.25- $4.45

(a)	Represents an estimate of the impact of severe weather.

(b)	Represents first quarter pre-tax restructuring charges of $13.3 million principally associated with workforce reductions.

(c)

Represents first quarter pre-tax transaction costs of $4.7 million associated with the acquisition of Athena Diagnostics and the pending acquisition of Celera Corporation. Of these costs, $2.3 million, primarily related to professional and filing fees, was recorded in selling, general, and administrative expenses and $2.4 million of financing related costs were recorded in interest expense, net.